Exhibit 99.1 News Release

Ashland appoints Guillermo Novo to board of directors

COVINGTON, Kentucky, April 29, 2019 – Ashland (NYSE: ASH) today announced it has appointed Guillermo Novo, a long-time specialty materials industry executive, to its board of directors effective May 22, 2019.

Guillermo Novo has served as the president and chief executive officer of Versum Materials, one of the most highly regarded Semiconductor Materials suppliers since 2016. Prior to that, he was executive vice president, Materials Technologies of Air Products and Chemicals Inc., a position he held from 2012-2016. Mr. Novo served as group vice president, Dow Coating Materials from 2010-2012. Earlier in his career, Mr. Novo progressed through a variety of commercial, marketing and management positions over the course of 24 years with Dow (Rohm and Hass prior to a 2009 merger). He is a graduate of the University of Central Florida and earned an MBA from the University of Michigan.

Michael J. Ward, having served on the Ashland board for 18 years, will retire from the board in connection with the appointment of Mr. Novo on May 22, 2019.

"On behalf of the board and management team, I want to thank Michael for his contributions over the years. He was invaluable in designing and implementing the transformation of Ashland into a leading specialty chemicals company, and we wish him well in his retirement,” said Bill Wulfsohn, Ashland chairman and chief executive officer.

“We look forward to welcoming Guillermo to our board to complement the skills and expertise of our existing board members. His extensive leadership and proven track record in the specialty materials industry make him a valuable addition to the Ashland board."

These actions were taken by the Ashland board in consultation with Neuberger Berman, one of the company’s largest shareholders and a long-term Ashland shareholder, along with input from other shareholders

“We appreciate the tireless effort of Neuberger Berman in helping us to identify an outstanding addition to the Board,” said Wulfsohn.

About Ashland

Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. At Ashland, we are approximately 6,000 passionate, tenacious solvers - from renowned scientists and research chemists to talented engineers and plant operators - who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

C-ASH

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
Seth A. Mrozek	Joy Brock
+1 (302) 594-5010	+1 (859) 815-3793
samrozek@ashland.com	jlbrock@ashland.com